Exhibit (a)(1)(M)

For Immediate Release Contact: Media Center 877-201-2373	BRIDGESTONE AMERICAS, INC. Communications Department 535 Marriott Drive Nashville, TN 37214-2373 Phone :877-201-2373 Fax :615-937-1414

Bridgestone Will Not Counter Latest Bid for Pep Boys

NASHVILLE, Tenn. (December 29, 2015) — Bridgestone Americas, Inc. (Bridgestone) today announced that Bridgestone Retail Operations, LLC (BSRO), a wholly owned subsidiary of Bridgestone, will not present a counter offer to acquire The Pep Boys — Manny, Moe & Jack (Pep Boys; NYSE: PBY), in response to the most recent proposal from Icahn Enterprises L.P. of $18.50 per share.

About Bridgestone Corporation:

Bridgestone Corporation, headquartered in Tokyo, is the world’s largest tire and rubber company. In addition to tires for use in a wide variety of applications, it also manufactures a broad range of diversified products, which include industrial rubber and chemical products and sporting goods. Its products are sold in over 150 nations and territories around the world.

About Bridgestone Americas, Inc.:

Nashville, Tennessee-based Bridgestone Americas, Inc. (BSAM) is the U.S. subsidiary of Bridgestone Corporation, the world’s largest tire and rubber company. BSAM and its subsidiaries develop, manufacture and market a wide range of Bridgestone, Firestone and associate brand tires to address the needs of a broad range of customers, including consumers, automotive and commercial vehicle original equipment manufacturers, and those in the agricultural, forestry and mining industries. The companies are also engaged in retreading operations throughout the Western Hemisphere and produce air springs, roofing materials, and industrial fibers and textiles. The BSAM family of companies also operates the world’s largest chain of automotive tire and service centers. Guided by its One Team, One Planet message, the company is dedicated to achieving a positive environmental impact in all of the communities it calls home.

About Bridgestone Retail Operations, LLC:

Bridgestone Retail Operations, LLC (BSRO) is headquartered in Bloomingdale, Ill., and owns and operates more than 2,200 tire and automotive service centers across the United States — including Firestone Complete Auto Care, Tires Plus, Hibdon Tires Plus and Wheel Works store locations. Credit First National Association and Firestone Complete Fleet Care operations are also part of BSRO. BSRO is a member of the Bridgestone Americas family of companies.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “believe,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only to expectations and beliefs concerning future events, approvals and transactions held as of the date the statement was made. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding the anticipated timing of filings relating to the merger and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are based on current expectations and assumptions that involve a number of known and unknown risks, uncertainties and other factors generally beyond the control of management which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks include uncertainties associated with the tender offer and the merger. The forward-looking statements included in this announcement are made as of the date hereof. None of Bridgestone, BSRO or Pep Boys is under any obligation to (and each expressly disclaims any such obligation to) update any of the information in this document if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information:

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. BSRO has filed a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other tender offer materials) with the SEC and Pep Boys has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Prior to making any decision regarding the tender offer, Pep Boys shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement as they contain important information. Pep Boys shareholders may obtain the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement may be obtained free of charge from the information agent named in the tender offer materials or by directing a request to Pep Boys, Attention: Brian Zuckerman, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Telephone Number 215-430-9169.

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